 EXHIBIT 99.1

For Immediate Release
Contact: Elaine Grimsell Beckwith Neurogen Corp. 203-315-4615 elaine_beckwith@nrgn.com

NEUROGEN CORPORATION ANNOUNCES
SECOND QUARTER 2004 FINANCIAL RESULTS

Branford, CT, August 4, 2004 — Neurogen Corporation (Nasdaq: NRGN ), a drug discovery and development company, today announced financial results for the three and six month periods ended June 30, 2004.

Neurogen recognized a net loss for the second quarter of 2004 of $4.2 million, or $0.13 per share on 31.1 million weighted average shares outstanding. This compares to a net loss during the second quarter of 2003 of $7.8 million, or $0.44 per share on 17.7 million weighted average shares outstanding. The Company recognized a net loss for the six months ended June 30, 2004 of $11.2 million, or $0.44 per share on 25.3 million weighted average shares outstanding, as compared to a net loss of $15.7 million, or $0.89 per share on 17.7 million weighted average shares outstanding, for the comparable period of 2003. The decrease in net loss for the current quarter was due to an increase in operating revenue during the second quarter, primarily from Neurogen’s collaboration with Merck (NYSE: MRK) to develop VR1-based drugs for pain and other indications. The decrease in net loss per share also reflected the impact of 14.3 million shares issued in a private placement that closed in April 2004.

Operating revenue for the second quarter of 2004 increased to $6.1 million from $1.6 million for the second quarter of 2003 and for the six months ended June 30, 2004 was $9.2 million compared to $3.0 million for the comparable period of 2003. The increase for the current quarter is due to increased license fees, research funding, and a $3 million preclinical milestone payment resulting from the Company’s collaboration with Merck mentioned above.

Research and development expenses, excluding non-cash stock compensation charges, for the second quarter of 2004 increased 9% to $8.8 million from $8.1 million in the second quarter of 2003 and for the six month period increased 10% to $17.6 million from $15.9 million in the comparable period of 2003. The increase for the current quarter was due primarily to the ramp-up of drug discovery initiatives and continuing preclinical testing of certain drug candidates.

General and administrative expenses, excluding non-cash stock compensation charges, for the second quarter of 2004 increased 40% to $1.8 million, compared to $1.3 million for the same period in 2003 and for the six month period increased 25% to $3.5 million from $2.8 million for the comparable period of 2003. The increase for the current quarter is due primarily to higher compensation costs and legal expenses, as well as to consulting expenses related to the Company’s compliance with the Sarbanes-Oxley Act of 2002.

Neurogen’s total cash and marketable securities as of June 30, 2004 totaled $160.6 million and as of December 31, 2003 totaled $45.9 million. In April 2004, Neurogen received $100 million upon the closing of a private placement of stock led by Warburg Pincus and Baker Brothers Investments.

William H. Koster, Ph.D, President and CEO said, “Second quarter this year saw us position the Company for the future with the closing of a $100 million private placement and progress in our alliance with Merck resulting in a preclinical milestone payment. During the quarter we also reported that our Phase IIa clinical trial using NGD 2000-1 for treatment of rheumatoid arthritis (RA) did not achieve statistical significance on its primary endpoint, but in a post hoc analysis, did produce a statistically significant result at the highest dose tested (100 mg twice per day) using the ACR 20 scoring method. We are tabling further development of NGD 2000-1 but feel there’s enough very interesting data to continue evaluating other candidates in our inflammation program.

“We are moving forward with five current R&D programs. With the additional financing we’re well positioned to more fully exploit our platform by expanding and enhancing Neurogen’s capacity to pursue new drugs from start to finish. We now have greater flexibility to selectively retain rights to drug programs which we’d like to advance into later stage development. Our goal is to achieve a balance of partnered and wholly-owned programs that we believe will provide the greatest value and best risk-benefit profile for our shareholders.”

Webcast

The Company will host a conference call and webcast to discuss second quarter results at 10:30 a.m. EDT today, August 4, 2004. The webcast will be available in the Investor Relations section of www.neurogen.com and will be archived on the website until December 31, 2004. A replay of the call will be available after 1:00 pm EDT on August 4, 2004 and accessible through the close of business, August 31, 2004. To replay the conference call, dial 888-286-8010, or for international callers, 617-801-6888, and use the pass code: 16468793.

About Neurogen Corporation

Neurogen Corporation targets new small molecule drugs to improve the lives of patients suffering from disorders with significant unmet medical need, currently: pain, inflammation, insomnia, depression, and obesity. Neurogen continues to generate a portfolio of compelling new drug candidates through its Accelerated Intelligent Drug Discovery (AIDD™) system, its expertise in cellular functional assays, and its depth in medicinal chemistry. The Company conducts its drug research and clinical development independently or, on selected programs, collaborates with world-class pharmaceutical companies to access complementary expertise and additional resources.

The information in this press release contains certain forward-looking statements that involve risks and uncertainties as detailed from time to time in Neurogen's SEC filings, including its most recent Form 10-K. Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, risks associated with the inherent uncertainty of drug research and development, difficulties or delays in development, testing, regulatory approval, production and marketing of any of the Company's drug candidates, adverse side effects or inadequate therapeutic efficacy of the Company's drug candidates, advancement of competitive products, dependence on corporate partners, sufficiency of cash to fund the Company's planned operations and patent, product liability and third party reimbursement risks associated with the pharmaceutical industry.

NEUROGEN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended June 30, 2004	Three Months Ended June 30, 2003	Six Months Ended June 30, 2004	Six Months Ended June 30, 2003

Operating revenues:
License fees	$ 1,250	$ 500	$ 2,500	$ 1,000
Research revenues	4,839	1,080	6,741	1,978

Total operating revenues	6,089	1,580	9,241	2,978

Operating Expenses:
Research and development
Stock compensation*	25	50	100	133
Other R&D	8,806	8,105	17,560	15,937

Total R&D	8,831	8,155	17,660	16,070

General and administrative:
Stock compensation*	151	163	306	316
Other G&A	1,833	1,313	3,533	2,822

Total G&A	1,984	1,476	3,839	3,138

Total operating expenses	10,815	9,631	21,499	19,208

Operating loss	(4,726)	(8,051)	(12,258)	(16,230)

Other income, net	547	286	1,015	568

Net loss	$ (4,179)	$ (7,765)	$ (11,243)	$ (15,662)

Basic and diluted loss per share	$ (0.13)	$ (0.44)	$ (0.44)	$ (0.89)

Shares used in calculation of loss per share:
Basic and diluted	31,135	17,696	25,272	17,681

*The Company records stock compensation in accordance with APB 25 and accordingly recognizes no compensation expense for the option grants when the options granted have an exercise price equal to the fair market value at the date of grant. The stock compensation expense reported in the Statement of Operations is comprised of the expense associated with options granted in 1997 (for which variable accounting applies) and to restricted stock granted to certain officers, and options granted to non-employee consultants.

NEUROGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)
(unaudited)

	June 30, 2004	December 31, 2003
Assets

Cash and cash equivalents	$40,106	$9,391
Marketable securities	120,510	36,518

Total cash and marketable securities	160,616	45,909
Receivables from corporate partners	886	16,962
Other current assets, net	1,898	1,976

Total current assets	163,400	64,847

Net property, plant & equipment	29,545	30,145
Other long-term assets	322	377

Total assets	$193,267	$95,369

Liabilities and Stockholders' Equity
Unearned revenue from corporate partners, current portion	$5,000	$5,000
Other current liabilities	6,543	7,792

Total current liabilities	11,543	12,792
Unearned revenue from corporate partners, net of current portion	13,360	15,860
Other long term liabilities	12,573	13,278

Total liabilities	37,476	41,930
Total stockholders' equity	155,791	53,439

Total liabilities and stockholders’ equity	$193,267	$95,369